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                                                                      EXHIBIT 2
EXCO RESOURCES INC.
5735 Pineland Dr., Suite 235, Dallas, Texas 75231
(214)368-2084 - FAX (214)368-2087

                                 July 16, 1998

OCM Principal Opportunities Fund, L.P.
c/o Oaktree Capital Management, LLC
550 South Hope Street
Suite 2200
Los Angeles, California 90071

          Re:  Standby Purchase Commitment

Gentlemen:

          EXCO Resources, Inc. ("EXCO") and OCM Principal Opportunities Fund, L.P. ("OCM") have entered into a standby purchase agreement (the "Standby Agreement") of even date herewith, reference to which is here made for all purposes. Section 6(b) of the Standby Agreement provides that as a condition of closing that there will be 1,000,000 shares subject to the standby purchase commitment. It is anticipated that there may not be sufficient unexercised rights to enable OCM to purchase 1,000,000 shares in the Rights Offering. This letter, when executed as hereinafter set forth, shall constitute the agreement of EXCO and OCM to modify and waive Section 6(b) of the Standby Agreement as follows:

          1. The minimum number of shares subject to the Standby Agreement shall be reduced to 835,000 shares;

          2. In order to reach the 1,000,000 share minimum set forth in the Standby Agreement, OCM shall have the obligation to purchase an additional 165,000 shares out of one-half (1/2) of any shares which were not purchased pursuant to the Rights Offering, it being understood that there may not be sufficient unexercised rights to permit the purchase of the full 165,000 shares by Ares.

          3. Except as specifically modified herein, the Standby Agreement is here expressly ratified and confined and is in full force and effect in accordance with all of its terms and conditions.

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          If the foregoing correctly sets forth your understanding of the agreement between EXCO and OCM, please indicate your agreement and acceptance hereof by executing two copies of this letter in the space provided for that purpose below.

                                       Very truly yours,

                                       EXCO RESOURCES, INC.

                                       By:  /s/ Douglas H. Miller
                                          --------------------------------
                                            Douglas H. Miller
                                            Chairman and Chief Executive Officer

Accepted and agreed this 16th
day of July, 1998.

OCM Principal Opportunities Fund, L.P.
By: Oaktree Capital Management, LLC
Its General Partner


By: /s/ Stephen A. Kaplan
    --------------------------------
    Stephen A. Kaplan
    Principal


By: /s/ Vincent J. Cebula
    --------------------------------
    Vincent J. Cebula
    Managing Director




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